Exhibit 2.2

UNATION, LLC

Amendment dated December 31, 2016 to the Amended and Restated Operating Agreement

This amendment is made the 31st of December 31, 2016 by UNATION, LLC a Delaware limited liability company (‘Company’) and is attached to and made part of the Amended and Restated Operating Agreement of UNATION, LLC a Delaware limited liability company dated April 30, 2016.

Recitals

Whereas, the company wishes to amend certain terms and conditions of the Operating Agreement as set forth herein:

Whereas, the company held a duly called meeting and voted to approve the amendments herein:

Now, therefore, the Operating Agreement is amended as follows:

1. The original, Sections 3.1 (a) is removed in its entirety and replaced with the following:

ARTICLE III

MEMBERS; UNITS

Section 3.1 Units.

(a) Generally. The limited liability company interests of the Company shall be classified in four Series of Units (each such interest in the Company, a “Unit” and collectively, the “Units”): Series A Units (each, a “Series A Unit” and collectively, the “Series A Units”),Series B Units (each, a “Series B Unit” and collectively, the “Series B Units”), Series B Restricted Profits Only Units (each, a “Series B Profits Unit” and collectively the “Series B Profits Units”), and Series C Units (each, a “Series C Unit” and collectively, the “Series C Units”). There shall be no limitation on the number of Units which may be issued and/or outstanding at any time, subject to the approval of the Board of Managers as to the timing of any such issuance and amount thereof. Until such time as additional Units of any Series have been authorized by the Board of Managers, Units shall consist of 20,000,000 Series A Units (the “Series A Units”), 40,000,000 Series B Units (the “Series B Unit “), 10,000,000 Series B Restricted Profits Only Units (the “Series B Profits Units”), and 40,000,000 Series C Units (the “Series C Units”).

2. The provisions of this amendments to the Operating Agreement are intended to supersede, modify, expand, or supplement the provisions of the Operating Agreement. If there is a conflict between the provisions of this Amendment and any provisions of the Operating Agreement, then the provisions of the Amendment shall be controlling.

In witness, whereof, the Managers have executed this Amendment as of the day and year set forth above.

Signature

UNATION, LLC

______________________________

John Bartoletta, as its Manager

MARQUESAS CAPITAL PARTNERS, LLC

__________________________________

Dennis Thomas, as its Manager